Exhibit 99.1

Key updates communicated during Q4 2024

December 31, 2024

Key updates communicated during Q4 2024

Costs:

  - At the UBS European Conference, James von Moltke reiterated guidance provided at Q3 2024 results, that both nonoperating costs as well as adjusted costs for Q4 2024 could be impacted by a number of items to support delivery in 2025

Nonoperating costs

  - With regards to nonoperating costs, at the UBS European Conference, James von Moltke said that Deutsche Bank is continuing to review its legal profile in detail and working to put further legacy items behind the company; he stated that Deutsche Bank is looking at a number of items, including but not limited to the FX mortgage risk matter which has been ongoing for the industry for some time
  - As disclosed with the District Court for the City of Warsaw on December 3, 2024 in an update to its registry data and as subsequently reported on December 19, 2024, Deutsche Bank Polska issued 270m of new shares (p. 67, line item 32), which is equivalent to a capital increase of ~€ 310m and is primarily to address ongoing litigation matters; the capital increase reflects a corresponding litigation provision in Deutsche Bank’s Group accounts
  - For restructuring and severance, James von Moltke said at the UBS European Conference that to reach the guidance of € 400m for FY 2024 an additional € 150m would likely be booked in Q4 2024, but that the final number may exceed this
  - On December 3, 2024, Dominik Hennen said in an interview that Deutsche Bank plans to have closed 78 Postbank branches by YE 2025 and many of these towards the end of the year, while the Private Bank also plans to further reduce headcount

Adjusted costs

  - With regard to adjusted costs, at the UBS European Conference James von Moltke reiterated statements from Christian Sewing at the Q3 2024 results that Deutsche Bank aims to deliver a quarterly run rate of adjusted costs of around € 5bn in FY 2024; however, for Q4 2024 James von Moltke highlighted that Deutsche Bank may take additional charges for managing the bank’s real estate footprint as well as potential bank levies in the UK
  - At the Q3 2024 results, Christian Sewing also said that Deutsche Bank expects to reduce its adjusted cost run rate closer to € 4.9bn in FY 2025; with James von Moltke noting recently at a round table event that the EUR/USD exchange rate has been moving in an unfavorable direction

Revenues:

  - At the UBS European Conference, James von Moltke stated that Deutsche Bank is on track to achieve its revenue goal of € 30bn for FY 2024, recording almost € 23bn in 9M 2024
  - James von Moltke also said that net interest income (NII) in key banking book segments and other funding for FY 2024 is expected to remain essentially flat or slightly up compared to the € 13.1bn recorded for FY 2023
  - At the Q3 2024 results, James von Moltke provided guidance for Q4 2024 divisional revenue performance, which he confirmed at the UBS European Conference:
    - Corporate Bank revenues are expected to remain essentially flat QoQ, as growth in noninterest revenues compensates for lower deposit income
    - Revenues for Fixed Income & Currencies (FIC) are expected to exceed last year’s performance, having seen encouraging performance in the weeks of October and November
    - Origination & Advisory (O&A) revenues are expected to be considerably higher YoY and up sequentially, especially given the deal pipeline expected in Q4 2024
    - Private Bank revenues are expected to be up sequentially driven by higher NII
    - Revenues in Asset Management are expected to be up YoY and sequentially given growth in assets under management (AuM) and the expectation of booking performance fees in the quarter
  - Adding to remarks provided at the Q3 2024 results, James von Moltke provided additional color on the FY 2025 revenue goal of € 32bn at the UBS European Conference, and that Deutsche Bank expects the additional € 2bn compared to the €30bn revenue goal for FY 2024 to come from:
    - NII growth of € 500m: € 300-400m is anticipated from the net impact of deposit margin compression and the roll-over of hedges in a higher rate environment, with the impact split between Corporate Bank and Private Bank; another € 100m is expected from the expansion of the FIC Financing book
    - Expected growth in commissions and fee income in Corporate Bank from investments in the fee-based institutional business as well as the payments platform, and helped by mandate wins
    - Further improvements in FIC revenues driven by investments into the franchise, in both existing and adjacent businesses, and continued improvements in market share
    - O&A revenue growth of € 500m driven by both wallet growth and market share expansion helped by the considerable investments over the last years in banker footprint and capabilities across industries
    - Steady inflows into AuM of both Private Bank and Asset Management in 2024 flowing through into revenues as well as growing noninterest income, mainly from investment products, driven by a revival of Wealth Management activity, particularly in Asia

Provision for credit losses:

  - At the Q3 2024 results, James von Moltke guided that Deutsche Bank expects FY 2024 provision for credit losses (CLPs) to land at around € 1.8bn of average loans, with the increase driven by transitional effects from the Postbank integration, the impact of two relatively fast- moving larger corporate events, and a full-year Commercial Real Estate provision run rate having been at a cyclically higher level
  - For Q4 2024, James von Moltke said that he expects a sequential reduction in provisions, and an amelioration in FY 2025, as the transitory headwinds are expected to pass, leading to a reduction of CLPs towards more normalized levels

Capital and capital distribution:

  - At the Q3 2024 results, Christian Sewing said that Deutsche Bank has sought authorization from the ECB for the bank’s next share buyback
  - As stated by Christian Sewing at the Q3 2024 results and reiterated by James von Moltke at the UBS European Conference, Deutsche Bank has full confidence in the trajectory to increase distributions beyond the original goal of € 8bn in respect of FY 2021 to 2025
  - On December 13, 2024, Deutsche Bank’s 2025 Supervisory Review Evaluation Process (SREP) requirements were published; at the UBS European Conference, James von Moltke noted that the increase in requirements had been baked into capital plans and into the approval process for the bank’s next share buyback; Deutsche Bank remains committed to run the bank at least 200bps above maximum distributable amount
  - At the Q3 2024 results, Christian Sewing stated that the € 3bn reduction in RWA in Q3 br ought the total RWA equivalent reductions to € 22bn, in sight of Deutsche Bank’s YE 2025 goal of € 25-30bn, more than one year early; he said that Deutsche Bank continues to work on finding further incremental optimization opportunities to exceed the goal

Other:

  - With regard to the Postbank takeover litigation matter, on October 19, 2024 Deutsche Bank filed a non-admission complaint (motion for leave to appeal) with the Federal Court of Justice regarding the Higher Regional Court of Cologne’s decision on October 23, 2024; importantly, Deutsche Bank has booked provisions covering all outstanding claims by the plaintiffs including interest accrued to date and therefore the bank considers itself essentially fully protected; the ruling on October 23, 2024 did not have an impact on any of the previously agreed settlements
  - On December 12, 2024, Deutsche Bank announced that the Supervisory Board appointed Marcus Chromik as Chief Risk Officer and Member of the Management Board effective May 20, 2025; he will succeed Olivier Vigneron who recently informed the bank that he would not seek an extension of his contract, which expires on May 19, 2025

Issuance:

  - Select issuance highlights below:
    - November 14, 2024: € 1.5bn 7.375% Additional Tier 1 with first call date on October 30, 2031
  - ~€ 17.9bn issued YTD out of € 13-18bn funding plan for the year

Next significant events:

  - January 30, 2025 – FY 2024 results – Analyst Conference Call
  - January 31, 2025 – FY 2024 results – Fixed Income Call
  - March 14, 2025 – Annual Report 2024, Form 20-F and Pillar 3 Report 2024

Disclaimer

This presentation contains forward-looking statements. Forward-looking statements are statements that are not historical facts; they include statements about our beliefs and expectations and the assumptions underlying them. These statements are based on plans, estimates and projections as they are currently available to the management of Deutsche Bank. Forward-looking statements therefore speak only as of the date they are made, and we undertake no obligation to update publicly any of them in light of new information or future events.

By their very nature, forward-looking statements involve risks and uncertainties. A number of important factors could therefore cause actual results to differ materially from those contained in any forward-looking statement. Such factors include the conditions in the financial markets in Germany, in Europe, in the United States and elsewhere from which we derive a substantial portion of our revenues and in which we hold a substantial portion of our assets, the development of asset prices and market volatility, potential defaults of borrowers or trading counterparties, the implementation of our strategic initiatives, the reliability of our risk management policies, procedures and methods, and other risks referenced in our filings with the U.S. Securities and Exchange Commission. Such factors are described in detail in our SEC Form 20-F of March 14, 2024 under the heading “Risk Factors.” Copies of this document are readily available upon request or can be downloaded from investor-relations.db.com.